Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Meg Wade (626) 535-5905
INDYMAC ISSUES 2006 ANNUAL SHAREHOLDER LETTER,
UPDATING 2007 FORECAST
PASADENA, Calif. — March 1, 2007 —
IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today released its annual letter to shareholders from Chairman and CEO Michael W. Perry, that will be contained in the Company’s annual report, which will be issued as scheduled at the end of March. The purpose of releasing the letter today is to provide an update on the Company to shareholders in light of the current volatile conditions in the mortgage market. Indymac has also filed a Form 8-K containing the annual shareholder letter with the Securities and Exchange Commission. The Form 8-K is available on Indymac’s Website at www.indymacbank.com. The text of the letter is contained below.
Dear Shareholders:
2006 was a challenging year in the mortgage banking industry. Industry loan volumes of $2.5 trillion were 34 percent below 2003’s historic high level and 17 percent lower than in 2005. Mortgage banking revenue margins declined further after sharp declines in 2005, and net interest margins continued to compress, as the yield curve inverted with the average spread between the 10-year Treasury yield and the 1-month LIBOR declining from 89 basis points in 2005 to negative 31 basis points in 2006. To cap it off, the housing industry slowed down significantly, increasing loan delinquencies and non-performing assets and driving up credit costs for all mortgage lenders.
Yet, despite these challenges, Indymac again reached new performance heights in 2006, achieving:
•	Record mortgage loan production of $90 billion, a 48 percent increase over 2005;

•	Record mortgage market share of 3.58 percent, a 78 percent gain over the 2.01 percent share we had in 2005;

•	Record net revenues of $1.3 billion, a 22 percent increase over 2005;

•	Record earnings-per-share (EPS) of $4.82, a 9 percent gain;

•	Record growth in total assets, which increased by $8 billion, or 37 percent, to $29.5 billion;

•	Record growth in our portfolio of loans serviced for others, which increased by $55 billion, or 65 percent, to $140 billion;

•	Strong return on equity (ROE) of 19 percent, slightly lower than last year’s 21 percent level.
Notwithstanding our solid results for the year in the face of challenging market conditions, our year ended on a disappointing note. Our fourth quarter EPS declined both sequentially and versus the fourth quarter of 2005, and we fell short of EPS expectations for the quarter. Also, our ROE of 14.6 percent for the quarter, while solid, was at the lowest level in 23 quarters. While I am disappointed with how we finished 2006 and with our outlook for 2007, where EPS will likely be down from 2006 given tough conditions in the mortgage market, I believe we will emerge from this difficult mortgage environment a stronger and more competitive company.
We remain fundamentally committed to our hybrid thrift / mortgage banking business model and our strategies inasmuch as we are outperforming most of our mortgage banking and thrift peers, are earning a solid return on our shareholders’ capital (at what we hope is the low point of our cyclical business) and believe strongly in the long-term opportunities presented in the housing and mortgage markets. Nonetheless, in our constant drive to improve our business, we have taken a fresh look at our hybrid model and decided to fine tune it in ways we feel will make us stronger.
Hybrid Thrift/Mortgage Banking Business Model — Updated for the New Market Reality
As you know, our hybrid business model balances our mortgage production and servicing businesses with thrift investing. On the mortgage banking side, we generate earnings largely by originating, securitizing and selling loans and securities at a profit and by servicing loans for others. On the thrift side, we generate core spread income from our investment portfolio of prime SFR mortgages, home equity loans, consumer and builder construction loans and mortgage-backed securities (MBS). The combination of mortgage banking and thrift investing has proven to be a powerful business model for Indymac, and, given our strong execution in the past, we have been able to outperform our peers and produce both strong and relatively stable returns on our shareholders’ equity.
An important tool in understanding our strong financial performance has been our detailed segment reporting, where we allocate capital to different segments of our business, calculate ROEs for each segment every quarter and then adjust our capital allocations according to where we can earn the best returns for our shareholders. In the fourth quarter of 2006, we saw a fairly dramatic decrease in the ROE in our thrift segment, mostly caused by net interest margin erosion in our whole loan and MBS portfolios. Of greatest concern to me is that I see this as part of a broader trend, the continuation of which is inevitable. Let me explain.
First, there is fierce competition for consumer deposits, particularly as Wall Street firms and other non-bank entities have over the years made significant inroads in attracting deposits away from banks and thrifts by paying high rates on money market funds. In addition, consumers, assisted by the Internet and deposit insurance, are getting more savvy and efficient with their deposit funds, moving them to the highest yielding options. Both of these factors are driving up deposit costs relative to market funding sources and reducing the funding advantage and net interest margins of depository institutions. Second, spreads to Treasury securities on financial assets that can be securitized (home loans and most other consumer loan types) continue to tighten given the efficiency of the secondary market, reducing asset yields and further compressing net interest margins for depository institutions. While there may be temporary periods where asset spreads widen in the secondary market — such as what we are experiencing as I write this letter — the long-term inevitable trend is toward continued increases in market efficiency and generally tighter asset spreads. Third, the regulatory capital requirements for holding these assets (mortgage and home equity loans, in particular) generally exceed those of the secondary market.
As a result of the above, we have seen the ROEs we are earning on our whole loan and MBS portfolios decline, and even fall below our cost of capital at times for some assets, such that it does not make economic sense for us to grow these portfolios to the extent that we had previously planned. Frankly, we have also not received the price/earnings multiple increase we had expected from growing our investment portfolio and building more “stable, core” spread income into our overall earnings picture. Accordingly, our capital deployment and profit growth will be more focused in the future on the two broad segments of our mortgage banking business:
•	Mortgage Production — our core business where, as the 9th largest originator and 2nd largest independent mortgage banker in the nation, we have strong focus, industry leading expertise, operational scale and consistently earn very strong ROEs; and

•	Mortgage Servicing — where, with a portfolio of loans serviced for others now exceeding $140 billion, we have achieved strong economies of scale and earn solid ROEs. Importantly, unlike our other business segments, servicing is not subject to the competitive margin pressures and credit risks that come with the housing and mortgage production cycles.
While we will continue to maintain some level of investments in our whole loan and MBS portfolios, going forward, the growth of these portfolios will be based on the extent to which (1) their ROEs exceed our cost of both core and risk-based capital or (2) they are needed to support our core mortgage banking investments in mortgage servicing rights and residual and non-investment grade securities, if their ROEs are below our cost of capital.
These changes in our business model and strategy represent fine-tuning more than a major strategic shift. The new reality of narrowing net interest margins actually favors Indymac from a competitive standpoint in that, unlike many other depository institutions, we already have a relatively high, market-based cost of funds and have learned, through trading assets and loans in the secondary market, how to earn strong overall ROEs despite that fact. Other financial institutions rely on their low cost of funds to achieve the same or lower ROEs as Indymac, and, as their cost of funds advantage erodes, I believe they will struggle to sustain their performance levels. At Indymac, understanding the nuances of the capital requirements for assets both on-balance-sheet and in the secondary market and knowing how to effectively trade assets into the secondary market gives us a competitive advantage that should not be underestimated.

With these adjustments to our business model, the real question is, what is the outlook for Indymac long and short term?
Long-term Outlook
Everyone knows that the housing and mortgage industries are cyclical and can produce volatile economic results. But, as I have said many times before, the market for mortgages is huge, and, long-term, mortgage lending is a great business with U.S. mortgage debt outstanding growing by eight to 10 percent per year. And over the long term Indymac has produced great results, with the bottom line being that, over the 14 years through December 31, 2006 since the current management team has been in place, Indymac has delivered a compounded annual rate of return to its shareholders of 23 percent versus 12 percent for the Dow Jones Industrial Average and 11 percent for the S&P 500. We can accept some short-term earnings volatility with long-term performance like what we have achieved, and in this respect I like to quote Warren Buffet when he says, “Charlie [Munger] and I would much rather earn a lumpy 15 percent over time than a smooth 12 percent.”
Over the long run I have confidence in our business model, our strategic plans, our management team and our ability to execute on our plans and adapt as necessary to continue performing for shareholders. In this respect, based on our long-term experience over the housing and mortgage cycles, during the trough periods such as what we are currently experiencing, I would expect Indymac to be able to achieve, roughly speaking, an ROE in the 10 percent to 15 percent range, similar to what traditional thrifts achieve over the long term. When the mortgage and housing markets stabilize, I would expect that Indymac’s ROE could improve to the 15 percent to 20 percent level, and during boom times for our business, our ROEs could exceed 20 percent.
Short-Term Game Plan
While we run Indymac with a vision for the long-term, I am acutely aware that we must also deliver results short-term, especially in today’s environment, where many shareholders own our stock for relatively brief time periods and, overall, our shares turn over six times per year. Given that reality, here is what we will do to improve performance for our shareholders right now:

1.	Manage our credit risks by being smart and prudent in adjusting our mortgage underwriting guidelines, setting our risk-based pricing, making decisions as to what assets go into our investment portfolio and/or distributing our risk into the secondary market, and executing on best in class loss prevention and loss mitigation practices.

2.	Control our costs with our current hiring freeze on non-revenue-generating personnel, base salary freeze company-wide, significant variable compensation tied to revenue and EPS growth, and goals to significantly increase outsourcing of our workforce by year-end and cut our non-labor expenses from our fourth quarter run rate; in general, get more out of the infrastructure we have built up in the last several years as we continue to grow our business. With respect to the hiring freeze, given our normal employee attrition rate of roughly 20 percent per year, we expect to be able to reduce our administrative headcount and overhead while still being able to stick to our stated goal of avoiding mass layoffs except under the most extreme circumstances. Our estimate is that all these measures combined could produce up to $60 million in pre-tax cost savings annually.

3.	Focus our capital expenditures and the activities of our new business incubator and M&A group on investments that have lower execution risk and produce both attractive short- and long-term paybacks. For example, in support of our production growth/market share strategy, we will pursue “make sense” acquisitions of mortgage operations, such as our recently announced purchase of the retail mortgage platform of the New York Mortgage Co., LLC.

4.	Continue to profitably grow mortgage production and gain market share by taking advantage of the difficulties experienced by our competitors and aggressively growing our sales force with top producers.

5.	Spur on our production growth by having healthy, internal competition within our sales forces, leading to better penetration of our existing wholesale and correspondent customers, both with increased volume of products they currently deliver to us and new volume of products they do not currently deliver to us, i.e., reverse mortgages and certain other specialty products.

6.	Support our shareholders by working extremely hard to return to higher levels of profitability. Maintain our dividend at its current level, in all but the most extreme circumstances, which results in a current annual yield in excess of five percent. Explore issuing non-cumulative perpetual preferred stock and repurchasing our common stock to enhance EPS, although this strategy could change based on the market for our preferred stock as well as investment opportunities that present themselves other than buying back our own stock.
Even with these measures, 2007 will likely be a down year for our EPS, although our ROE should still be solid, in a broad range of 10 percent to 15 percent. Factored into this forecast is a continuation of tough conditions for loan originations, credit performance and in the secondary market. Our more detailed internal forecast shows that our ROEs for the early quarters of the year will be at the low end of the range above; however, during the second half of the year, if we execute on our plans as we expect, and with a little luck, our ROEs could be at or even somewhat above the high end of the range. With all of that said, if market conditions deteriorate significantly from what we are forecasting today ... which is always a possibility ... there could be some downside to the above ROE range.
In addition to tough market conditions, mortgage lenders will also be facing scrutiny from Congress and regulators on “non-traditional” mortgage products, so let me say a few words about that.
Non-traditional Mortgage Products — The Current Climate
Our industry has come into some criticism recently, some warranted and some not, over the proliferation of “non-traditional” mortgage products, such as Option ARMs and Interest-Only mortgages, as well as limited documentation underwriting. While these loans do contain more risk for lender and borrower alike, when they are offered by lenders and used by consumers responsibly, they bring great value to both. We believe we are a prudent and responsible lender with these products and also believe that they have been a key contributor to the increase in the homeownership rate in America from 64 percent to 69 percent in the last 12 years. The increase in the homeownership rate alone has allowed six million additional Americans to make the dream of homeownership a reality in the last 12 years, significantly increasing their personal wealth as home values have increased, as well as strengthening communities and stimulating the national and local economies.

Our industry needs to do a much better job of telling the story of the benefits that innovative mortgage products have brought to the country, and later on in this report we address this issue in greater depth, including a number of profiles of customers whom we have helped with our array of mortgage products. Certainly, mortgage foreclosures and credit losses will increase in the current environment, and the percentage increases will look extremely high and get headlines in the press. But, we need to remember that foreclosures and credit losses are increasing off of record and unsustainably low levels and are returning to more normal levels now. As long as we have properly priced for credit risk and prudently distributed the risk into the secondary market — both of which we feel we have largely done, although not perfectly — our credit costs will continue to be manageable. The bottom line is that we need to be more forceful in standing up for ourselves as an industry. For Indymac in particular, we also need to dispel any misperceptions in the market that we are a subprime lender when, in fact, subprime loans make up only roughly four percent of our overall production.
Welcome Aboard
As we continue to build the capabilities of our team, I am pleased to welcome Gabrielle E. Greene to the Board of Directors of Indymac Bank. Her experience on both sides of a public company—as a chief financial officer and a director, as well as an investment manager—will bring a broad and valuable perspective to the Bank’s Board. Ms. Greene is a General Partner of Rustic Canyon/Fontis Partners, a private equity fund based in Pasadena, California and also serves on the boards of Bright Horizons, where she serves on the audit committee, and Whole Foods, where she is chairman of the audit committee and a member of the compensation committee.
In Closing ...
The current environment makes this a really good time to step back and take stock of the mortgage banking industry and of Indymac Bank. We know our industry is cyclical. During boom times, almost everyone makes money, and it is very difficult to distinguish good management teams from bad. In fact, my view is that weaker management teams can often outperform stronger teams in terms of short-term earnings during boom times precisely because they are undisciplined, cut corners and loosen controls in order to drive revenue in the door. Over the long term, these same firms can suffer losses and reversals, causing many of them to close their doors, unfortunately tainting the entire mortgage industry.
Given the robust housing market and highly liquid secondary markets (for even the “riskiest loans”) — both of which persisted for years longer than anticipated — and given strong competition in a declining overall mortgage market, Indymac, in order to compete and grow, also loosened its lending standards, though in a much more responsible way. That we did not do this to the same extent as many other lenders is evidenced by the fact that our mortgage production in 2006 had an average FICO of 701 and average combined loan-to-value (CLTV) ratio of 80 percent as compared to an average FICO of 702 and average CLTV of 76 percent in 2005. Though we suffered increased credit losses in the fourth quarter even after we began tightening our lending standards early in 2006, these losses in no way threaten the viability of our company. With the benefit of hindsight, if I had to do it over again, I would not do anything materially different for two important reasons: (1) Indymac’s competitive position in the industry has been significantly enhanced for the long-term by the market share we have gained and will hold and grow as a result of our product innovation and reasonable risk-taking, and (2) you don’t just lose short-term profits if you do not meet the competitive tactics of your major long-term competitors ... you lose customers and you lose your sales force (to your competitors)...which would, in my view, have impaired Indymac more than the credit losses we will suffer over the next few years.
However, for many of our competitors in the mortgage and thrift industries who took on too much risk, it is now time to “pay the piper,” and now you can clearly see the distinction between the strong and the weak management teams. While there are low barriers to entry in the mortgage business, today’s tough environment clearly illustrates that there are many demanding requirements to succeed and survive over the cycles. Long-term success in our business requires competence in many, many areas ... product development; risk-based pricing; marketing and sales management; scaling operations; automation, standardization and outsourcing; interest rate, credit and liquidity risk management; talent recruitment and management; detailed profitability analysis by business segment, product and customer; management accountability systems and capital optimization...to name a few. Mastering all of these requires discipline and hard work. And given the complexity of the mortgage business, it also helps immensely to have laser-like focus. For Indymac, unlike some of our key competitors which are divisions of much larger companies, our focus on home lending and mortgage banking is undiluted, which I believe is an important and sustainable competitive advantage.
Once again, I’d like to thank all our customers, employees, shareholders and business partners for their continuing support of Indymac. The difficult market environment we are facing — though unpleasant now, particularly in its negative impact on our stock price — will have longer term benefits as it separates the weak from the strong, weeds out some of the more reckless competitors and causes us to get better and better at everything we do. I am confident that we will emerge from this environment in a stronger competitive position than ever before, which makes me very optimistic about our future.
Michael W. Perry
Chairman and Chief Executive Officer
* * * * * * *
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top five mortgage lender in the U.S. by 2011, with a long-term goal of providing returns on equity of 15 percent or greater. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
CONTACT: IndyMac Bancorp, Inc.
Meg Wade
Phone: (626) 535-5905
E-mail: meg.wade@indymacbank.com

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